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                          CERTIFICATE OF INCORPORATION
                                       OF
                             NATIONAL LAMPOON, INC.

     The undersigned incorporator, desiring to form a corporation (the "CORPORATION") pursuant to the provisions of the Delaware General Corporation Law, as amended (the "LAW"), executes the following Certificate of
Incorporation:

ARTICLE 1. NAME.

     The name of the Corporation is National Lampoon, Inc.

ARTICLE 2. REGISTERED AGENT AND REGISTERED OFFICE.

     The name and address of the Corporation's Registered Agent and the address of its Registered Office is: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, DE 19801.

ARTICLE 3. PURPOSES.

     The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Law.

ARTICLE 4. STOCK.

     The aggregate number of shares of capital stock that the Corporation shall have authority to issue is Seventeen Million (17,000,000) shares, consisting of Fifteen Million (15,000,000) shares of common stock with a par value of $0.0001 per share ("COMMON STOCK") and Two Million (2,000,000) shares of preferred stock with a par value of $0.0001 per share ("PREFERRED STOCK").

ARTICLE 5. PREFERRED STOCK.

     Section 5.1 DETERMINING RIGHTS OF PREFERRED STOCK. Subject to the provisions of this Article 5 relating to the Series B Convertible Preferred Stock of the Corporation, (a) the Preferred Stock may be issued in any number of series, as determined by the board of directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD"), (b) the Board may by resolution fix the designation and number of shares of any such series of Preferred Stock and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series, and (c) the Board may thereafter in the same manner increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding).


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     Section 5.2 ESTABLISHMENT OF SERIES B PREFERRED STOCK. There is hereby established, authorized and created a series of the authorized Preferred Stock of the Corporation, $0.0001 par value per share, which series shall be designated as "Series B Convertible Preferred Stock" and which series of Preferred Stock (the "SERIES B PREFERRED STOCK") shall consist of Sixty Eight Thousand Four Hundred Six (68,406) authorized shares having the following preferences, rights, qualifications, limitations and restrictions:

          Section 5.2.1. DIVIDEND RIGHTS. The Corporation shall have the right to issue dividends and make distributions, whether cash, securities or otherwise, whether or not any shares of the Series B Preferred Stock are outstanding. The holders of Series B Preferred Stock shall have a right to participate in such dividends and distributions (including, without limitation, share dividends or distributions) to the extent that the holders of Common Stock participate, and the holders of Series B Preferred Stock shall receive a like dividend or distribution, pro rata and pari passu with the holders of Common Stock, with all holders of Series B Preferred Stock being treated as if they were holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock could be converted in accordance with Section 5.2.4; provided, further, that no dividend or distribution shall be paid unless such dividends or distributions are sufficient to pay in full all amounts due to the holders of the Series B Preferred Stock and the holders of the Common Stock.

          Section 5.2.2. VOTING RIGHTS. Except as otherwise provided herein or as required by law, the holders of Series B Preferred Stock shall vote, or act by written consent, as a single class with the holders of Common Stock of the Corporation, and not as a separate class, in the same manner and with the same voting rights, privileges and number of votes as if they were holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock could be converted in accordance with Section 5.2.4.

          Section 5.2.3. LIQUIDATION RIGHTS. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the Series B Preferred Stock, with all holders of Series B Preferred Stock being treated as if they were holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock could be converted in accordance with Section 5.2.4.

          Section 5.2.4. CONVERSION RIGHTS. The holders of Series B Preferred Stock shall have the following rights with respect to the conversion of Series B Preferred Stock into Common Stock (the "CONVERSION RIGHTS"):

          (A) RIGHT TO CONVERT. Subject to and in compliance with the provisions of this Section 5.2.4, any shares of Series B Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of one share of Series B Preferred Stock shall be entitled upon conversion shall be 28.169 shares (the "CONVERSION RATE"), subject to adjustment as provided in Section 5.2.4(c).

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          (B) MECHANICS OF CONVERSION. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5.2.4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert to Common Stock the number of shares of Series B Preferred Stock stated in such notice. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, and (if applicable) a certificate for the balance of any shares of Series B Preferred Stock surrendered but not converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (C) ADJUSTMENT FOR STOCK SPLITS AND REVERSE STOCK SPLITS. If the Corporation shall at any time or from time to time after the date that the first shares of Series B Preferred Stock are issued (the "ORIGINAL ISSUE DATE") effect a split of the outstanding Common Stock, the Conversion Rate in effect immediately before that split shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date effect a reverse split of the outstanding shares of Common Stock, the Conversion Rate in effect immediately before the reverse split shall be proportionately decreased. Any adjustment under this Section 5.2.4(c) shall become effective at the close of business on the date the split or reverse split of Common Stock becomes effective.

          (D) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of a share of the Common Stock on the date of conversion (as determined in good faith by the Board of Directors).

          (E) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (F) NOTICES. Any notice required by the provisions of this Section
     5.2.4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.


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          (G) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

          (H) NO IMPAIRMENT. The Corporation shall not amend its Articles of Incorporation or Bylaws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

          Section 5.2.5. NO REISSUANCE OF SERIES B PREFERRED STOCK. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares the Corporation is authorized to issue.

          Section 5.2.6. NEGATIVE COVENANTS OF THE CORPORATION. So long as any shares of Series B Preferred Stock remain outstanding, except with the prior written consent of the holders of a majority of the then outstanding Series B Preferred Stock, the Corporation shall not:

          (a) amend, alter or repeal any rights, preferences or privileges of, or any restrictions provided for the benefit of, the Series B Preferred;

          (b) amend the Certificate of Incorporation or the Bylaws of the Corporation to adversely affect the rights of the holders of the Series B Preferred Stock;

          (c) authorize, create or issue (by reclassification or otherwise) any shares of any class or series of stock having preferences senior to the Series B Preferred Stock;

          (d) amend or repeal this Section 5.2.6.

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ARTICLE 6. INCORPORATOR.

                  James P. Jimirro          10850 Wilshire Boulevard
                                            Los Angeles, California  90024

ARTICLE 7. DIRECTORS.

     Section 7.1 DIRECTORS - NUMBER - INITIAL DIRECTOR. The number of directors may be fixed, from time to time, in the manner provided in the Bylaws of the Corporation at any number. Initially, and until changed in the manner provided by the Bylaws, the Corporation shall have one Director. The initial director is James P. Jimirro, 10850 Wilshire Boulevard, Los Angeles, California 90024.

     Section 7.2 DIRECTORS - ELECTION. The election of directors need not be by written ballot.

     Section 7.3 BYLAWS. Subject to any limitations set forth in the Bylaws, the Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders to amend or repeal such Bylaws as provided in, and subject to the provisions of, the Law.

ARTICLE 8. APPLICABILITY OF SECTION 203

     Pursuant to Section 203(b)(1) of the Law, the Corporation elects not to be governed by Section 203 of the Law.

ARTICLE 9. AMENDMENT

     The Corporation reserves the right to alter, amend and repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the provisions of the Law or any other pertinent enactment of the General Assembly of the State of Delaware and all rights and powers conferred hereby on stockholders, directors and officers of the Corporation are subject to such reserved right.

ARTICLE 10. PROVISIONS FOR REGULATION OF BUSINESS AND CONDUCT OF AFFAIRS OF CORPORATION.

     Section 10.1 ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS. To the fullest extent permitted by the Law, as the same exists or as may hereafter be amended, a director (including any advisory directors) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Law, or (iv) for any transaction from which the director derived any improper personal benefit. Without limiting the effect of the preceding sentence, if the Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of the director of this Corporation shall be eliminated or limited to the fullest extent permitted by Law, as so amended.

     Section 10.2 INDEMNIFICATION. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.


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     Section 10.3 AMENDMENT OR REPEAL. Neither any amendment nor repeal of this
Article 10, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article 10, shall eliminate, reduce, or otherwise adversely affect the effect of this Article 10 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 10, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 11. INDEMNIFICATION OF AGENTS.

     To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders and others.

ARTICLE 12. STOCKHOLDER ACTION BY WRITTEN CONSENT.

     Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. In the case of election of directors, such a consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors; provided, however, that a director may be elected at any time to fill a vacancy on the Board of Directors that has not been filled by the directors, by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors. All such consents shall be filed with the Secretary of the corporation and shall be maintained in the corporate records. Any stockholder giving a written consent, or the stockholder's proxyholders, or a transferee of the shares or a personal representative of the stockholder or their respective proxyholders, may revoke the consent by a writing received by the Secretary of the corporation before written consents of the number of shares required to authorize the proposed action have been filed with the Secretary.

     If the consents of all stockholders entitled to vote have not been solicited in writing, and if the unanimous written consent of all such stockholders shall not have been received, the Secretary shall give prompt notice of the corporate action approved by the stockholders without a meeting. This notice shall be delivered in the manner provided in the Bylaws. In the case of approval of (i) contracts or transactions in which a director has a direct or indirect financial interest pursuant to Section 144 of the Law, (ii) indemnification of the directors, officers, employees and agents of the Corporation pursuant to Section 145 of the Law, (iii) a sale, lease or exchange of assets pursuant to Section 271 of the Law, (iv) a dissolution pursuant to
Section 275 of the Law, and (v) a merger pursuant to Sections 251, 252, 254, 255, 256, 257 and 258 of the Law, the notice shall be given at least ten (10) days before the consummation of any action authorized by that approval.

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     I, JAMES P. JIMIRRO, BEING THE INCORPORATOR HEREINBEFORE NAMED FOR THE
PURPOSE OF FORMING A CORPORATION PURSUANT TO THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, DO MAKE THIS CERTIFICATE, HEREBY DECLARING AND CERTIFYING, SUBJECT TO THE PENALTIES OF PERJURY, THAT THIS IS MY ACT AND DEED AND THE FACTS HEREIN STATED ARE TRUE, AND ACCORDINGLY, I HAVE HEREUNTO SET MY HAND THIS 23RD DAY OF AUGUST, 2002.



                                        -----------------------------------
                                        James P. Jimirro, Incorporator



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This instrument was prepared by Robert V. Kixmiller, Leagre Chandler & Millard
LLP, 1400 First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, Indiana 46204-2415.





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